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EXHIBIT 4.10



                                  DEMAND NOTE


April 10, 2005                                                   Los Angeles, CA



FOR VALUE RECEIVED, uWink, Inc., a California Corporation, promises to pay to Dennis M. Nino, upon demand, the sum of $39,500 (THIRTY-NINE THOUSAND FIVE HUNDRED DOLLARS), with interest from date at the rate of 6% per annum until paid.



Uwink, Inc.

/s/ Nolan K. Bushnell
------------------------------
By: Nolan K. Bushnell, President


The undersigned jointly and severally, personally guarantee payment of the above Note Executed on August 10, 2005.


/s/ Nancy N. Bushnell                           /s/ Nolan K. Bushnell
---------------------------------               --------------------------------
Nancy N. Bushnell                               Nolan K. Bushnell